Filed Pursuant to Rule 424(b)(3)
Registration No. 333-200411

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 22, 2015

Preliminary Prospectus Supplement

(To Prospectus Dated November 20, 2014)

$

The Kansas City Southern Railway Company

    % Senior Notes due 20

Fully and unconditionally guaranteed by

KANSAS CITY SOUTHERN

and certain of its subsidiaries

This is an offering of $                         aggregate principal amount of our     % Senior Notes due 20    . The notes will mature on                     , 20     . We will pay interest on the notes semi-annually in arrears on each                      and             , commencing on                     , 2016.

We may redeem some or all of the notes at any time and from time to time at the prices described under the heading “Description of Notes—Optional Redemption.” Upon the occurrence of a Change of Control Repurchase Event (as defined herein), we will be required to offer to repurchase the notes from holders as described under the heading “Description of Notes—Covenants—Change of Control Repurchase Event.”

The notes will be our unsecured senior obligations and will rank equally in right of payment with our other existing and future senior indebtedness.

This prospectus supplement and the accompanying prospectus include additional information about the terms of the notes.

Investing in the notes involves risks. See the “Risk Factors” section beginning on page S-5 of this prospectus supplement and page 2 of the accompanying prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the notes, nor have any of these organizations determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note		Total for the Notes
Public offering price(1)		%	$
Underwriting discount		%	$
Proceeds, before expenses, to Kansas City Southern		%	$

(1)	Plus accrued interest, if any, from , 2015, if settlement occurs after that date.

We expect that the notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank S.A./N.V. and Clearstream Banking S.A., on or about                     , 2015.

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup	Morgan Stanley

The date of this prospectus supplement is                 , 2015.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

You should carefully read this prospectus supplement, the accompanying prospectus and any related pricing supplement or free writing prospectus, together with the additional information incorporated by reference into this prospectus supplement as described below under the heading “Incorporation of Certain Information by Reference,” before making an investment in the notes. In particular, you should review the information under the heading “Risk Factors” in this prospectus supplement and the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of any information not contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any related pricing supplement or free writing prospectus required to be filed with the SEC. We have not, and the underwriters have not, authorized any person to provide you with different or additional information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and any related pricing supplement or free writing prospectus is accurate on any date subsequent to the date set forth on the front of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement, the accompanying prospectus and any related pricing supplement or free writing prospectus is delivered or debt securities are sold on a later date.

Neither we nor the underwriters are making an offer to sell or the solicitation of an offer to buy the notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Unless we have indicated otherwise, references in this prospectus to “KCS” mean Kansas City Southern and references to the “Company,” “we,” “us,” “our,” and similar terms refer to KCS and our consolidated subsidiaries. References to “KCSR” mean our subsidiary, The Kansas City Southern Railway Company.

S-ii

SUMMARY

This summary highlights information about KCSR, KCS and the offering. Because it is a summary, it does not contain all the information that you should consider before investing in the notes and KCS and KCSR urge you to read this entire prospectus supplement carefully, including the “Risk Factors” section and the information and documents incorporated by reference herein, including KCS’s financial statements and notes thereto, before deciding to invest in the notes.

The Company

KCS is a holding company with domestic and international rail operations in North America that are strategically focused on the growing north/south freight corridor connecting key commercial and industrial markets in the central United States with major industrial cities in Mexico. KCS had approximately 6,490 employees on December 31, 2014.

KCS controls and owns all of the stock of KCSR, a U.S. Class I railroad founded in 1887. KCSR serves a ten-state region in the midwest and southeast regions of the United States and has the shortest north/south rail route between Kansas City, Missouri and several key ports along the Gulf of Mexico in Alabama, Louisiana, Mississippi, and Texas.

KCS controls and owns all of the stock of Kansas City Southern de México, S.A. de C.V., or KCSM. Through its 50-year concession from the Mexican government, or the Concession, which could expire in 2047 unless extended, KCSM operates a key commercial corridor of the Mexican railroad system and has as its core route the most strategic portion of the shortest, most direct rail passageway between Mexico City and Laredo, Texas. KCSM serves most of Mexico’s principal industrial cities and three of its major seaports. KCSM’s rail lines provide exclusive rail access to the United States and Mexico border crossing at Nuevo Laredo, Tamaulipas, the largest rail freight interchange point between the United States and Mexico. Under the Concession, KCSM has the right to control and operate the southern half of the rail bridge at Laredo, Texas, which spans the Rio Grande River between the United States and Mexico. KCS also controls the northern half of this bridge through its ownership of Mexrail, Inc., or Mexrail.

KCSM provides exclusive rail access to the Port of Lazaro Cardenas on the Pacific Ocean. The Mexican government is developing the port at Lazaro Cardenas principally to serve Mexican markets and as an alternative to the U.S. west coast ports for Asian and South American traffic bound for North America.

KCS wholly owns Mexrail which, in turn, wholly owns The Texas Mexican Railway Company, or Tex-Mex. Tex-Mex owns a 157-mile rail line extending from Laredo, Texas to the port city of Corpus Christi, Texas, which connects the operations of KCSR with KCSM. Through its ownership of Mexrail, KCS owns the northern half of the rail bridge at Laredo, Texas.

KCS’s coordinated rail network (consisting of KCSR, KCSM and Tex-Mex) comprises approximately 6,500 route miles extending from the midwest and southeast portions of the United States south into Mexico and connects with all other Class I railroads, providing shippers with an effective alternative to other railroad routes and giving direct access to Mexico and the southeast and southwest United States through alternate interchange hubs.

Panama Canal Railway Company, or PCRC, an unconsolidated joint venture company owned equally by KCS and Mi-Jack Products, Inc., or Mi-Jack, was awarded a concession from the Republic of Panama to reconstruct and operate the Panama Canal Railway, a 47-mile railroad located adjacent to the Panama Canal that provides international container shipping companies with a railway transportation option in lieu of the Panama

Canal. The concession was awarded in 1998 for an initial term of 25 years with an automatic renewal for an additional 25 year term. The Panama Canal Railway is a north-south railroad traversing the Isthmus of Panama between the Atlantic and Pacific Oceans.

KCS also owns seventy percent of Meridian Speedway, LLC, or MSLLC, a consolidated affiliate that owns the former KCSR rail line between Meridian, Mississippi and Shreveport, Louisiana, which is the portion of the KCSR rail line between Dallas, Texas and Meridian known as the “Meridian Speedway.” Norfolk Southern Corporation, or NS, through its wholly-owned subsidiary, The Alabama Great Southern Railroad Company, owns the remaining thirty percent of MSLLC.

Our Corporate Information

Our principal executive offices are located at: 427 West 12th Street, Kansas City, Missouri 64105. Our telephone number is (816) 983-1000 and we have a website accessible at www.kcsouthern.com. The information posted on our website is not incorporated into this prospectus supplement or the accompanying prospectus and is not part of this prospectus supplement or the accompanying prospectus.

The Offering

Issuer	The Kansas City Southern Railway Company

Securities Offered	$ aggregate principal amount of % Senior Notes due 20 .

Maturity Date	The notes will mature on , 20 .

Interest Rate	The notes will have an interest rate of % per annum payable in cash on and of each year, beginning on , 2016.

Guarantees	The notes will be unconditionally guaranteed (each, a “Note Guarantee”), jointly and severally on an unsecured senior basis by KCS and each of its current and future domestic subsidiaries (collectively, the “Note Guarantors”) that guarantees KCSR’s credit facility or certain other debt of KCSR or a guarantor. See “Description of Notes—Note Guarantees.”

Ranking	The notes (i) will be KCSR’s unsecured senior obligations, (ii) will rank pari passu in right of payment with all of KCSR’s existing and future senior indebtedness, (iii) will be senior in right of payment to all of KCSR’s subordinated indebtedness, (iv) will be effectively subordinated to KCSR’s secured indebtedness, if any, to the extent of the value of the assets securing such indebtedness and (v) structurally subordinated to all liabilities of KCS’s subsidiaries (other than KCSR) that are not Note Guarantors. The Note Guarantees will be unsecured senior indebtedness of the applicable Note Guarantor, will rank pari passu in right of payment with all existing and future senior indebtedness of such Note Guarantor and will be senior in right of payment to all future subordinated obligations of such Note Guarantor. The Note Guarantees also will be effectively subordinated to the secured indebtedness of KCS and its subsidiaries, if any, to the extent of the value of the assets securing such secured indebtedness. See “Description of Notes—Ranking.”

As of June 30, 2015, without giving effect to the issuance of the notes or the application of the proceeds therefrom, KCS had total indebtedness of $2,145.6 million, consisting of (i) $994.9 million of senior indebtedness of KCSR, of which $57.2 million was secured indebtedness, (ii) $0.2 million of senior indebtedness of KCS and (iii) $1,150.5 million of senior indebtedness of subsidiaries of KCS (other than KCSR) that are not Note Guarantors.

Optional Redemption	KCSR may redeem some or all of the notes at any time and from time to time at the prices described under the heading “Description of Notes—Optional Redemption.”

Change of Control Repurchase Event	Upon a Change of Control Repurchase Event (as defined under “Description of Notes—Certain Definitions”), KCSR will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase. See “Description of Notes—Covenants—Change of Control Repurchase Event.”

Covenants	The indenture under which the Notes will be issued will contain a covenant that provides that none of KCS, KCSR or any of KCS’s significant subsidiaries that is a Note Guarantor will be permitted to create or permit any lien of any kind upon any stock or indebtedness of any of KCSR or any of KCS’s significant subsidiaries that is a Note Guarantor to secure certain indebtedness, unless all of the outstanding notes are secured equally and ratably with such indebtedness or unless the aggregate principal amount of such indebtedness then outstanding would not exceed 10% of KCS’s consolidated net assets. See “Description of Notes—Covenants— Limitation on Liens.”

Denominations	The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Governing Law	The indenture and the notes will be governed by the laws of the State of New York.

Taxation	For a summary of the U.S. federal income tax consequences of an investment in the notes, see “United States Federal Income Tax Considerations.”

Use of Proceeds	We intend to use the proceeds from this offering for (i) the repayment of all or a portion of the outstanding commercial paper issued by KCSR, (ii) the repurchase of shares of KCS common stock and (iii) general corporate purposes.

Trustee, Registrar and Paying Agent	U.S. Bank National Association

Risk Factors	In evaluating an investment in the notes, prospective investors should carefully consider, along with the other information in this prospectus supplement and the information incorporated by reference herein, the specific factors set forth under “Risk Factors” for risks involved with an investment in the notes.

RISK FACTORS

Before making an investment in the notes, you should carefully consider the risk factors described below and in KCS’s periodic reports filed with the SEC, together with all of the other information included in this prospectus and the other information that KCS has incorporated by reference. The risks described below and in the documents incorporated by reference herein are not the only ones KCS is facing. Additional risks not currently known to KCS or that KCS currently deems immaterial may also impair KCS’s business. See “Cautionary Note Regarding Forward-Looking Statements.” Any of the risks described below or in the documents incorporated by reference herein, as well as other risks and uncertainties, could harm KCS’s business and financial results and cause the value of KCS’s securities to decline, which in turn could cause you to lose all or a part of your investment.

Failure to comply with restrictive covenants in KCSR’s contractual arrangements could accelerate KCSR’s repayment obligations under KCSR’s debt.

KCSR’s second amended and restated credit facility, as amended, contains a number of restrictive covenants, and any additional financing arrangements KCSR enters into may contain additional restrictive covenants. These covenants restrict or prohibit many actions, including, but not limited to, the ability of KCS, KCSR and certain of their respective subsidiaries to incur debt, create or suffer to exist liens, make investments, engage in transactions with affiliates, sell certain assets, and engage in mergers and consolidations or in sale-leaseback transactions. Failure to maintain compliance with the covenants contained in these financial agreements could constitute a default which could result in the acceleration of any amounts outstanding under such agreements.

The indenture governing the notes will not contain financial covenants or meaningful restrictions on KCS or its subsidiaries.

Neither KCS nor any of its subsidiaries will be restricted from incurring additional debt or other liabilities under the indenture for the notes offered hereby and any of them may from time to time incur additional debt and other liabilities. The indenture will not require KCS or KCSR to achieve or maintain any minimum financial results relating to their financial condition or results of operations. In addition, KCS or KCSR will not be restricted from paying dividends or making distributions on their capital stock or purchasing or redeeming their capital stock under the indenture.

KCSR’s and KCS’s credit ratings may not reflect all risks of your investment in the notes.

The notes are rated as investment grade by three nationally recognized statistical rating organizations. These credit ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in KCSR’s or KCS’s credit ratings, including any announcement that its ratings are under further review for a downgrade, could affect the market value of the notes and increase its corporate borrowing costs.

If an active trading market does not develop for the notes you may not be able to resell them.

Prior to this offering, there was no public market for the notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. KCSR has been informed by the underwriters that they currently intend to make a market in the notes after this offering is completed. However, the underwriters may cease their market-making at any time.

KCSR may not be able to purchase the notes upon the occurrence of a Change of Control Repurchase Event.

Upon the occurrence of a Change of Control Repurchase Event, KCSR will be required to offer to purchase all of the notes then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest. If a Change of Control Repurchase Event were to occur, KCSR may not have sufficient funds to pay the purchase price for the outstanding notes tendered, and expects that it would require third-party financing; however, KCSR may not be able to obtain such financing on favorable terms, if at all. In addition, the occurrence of a Change of Control Repurchase Event may result in an event of default under, or require KCSR to purchase, KCSR’s other existing or future senior indebtedness. Moreover, the exercise by the holders of their right to require KCSR to purchase the notes could cause a default under its existing or future senior indebtedness, even if the occurrence of a Change of Control Repurchase Event itself does not, due to the financial effect of such purchase on KCS and its subsidiaries. KCSR’s failure to purchase tendered notes at a time when the purchase is required by the indenture would constitute an event of default under the indenture, which, in turn, may constitute an event of default under future debt. See “Description of Notes—Covenants—Change of Control Repurchase Event.”

The provisions in the indenture that governs the notes relating to change of control transactions will not necessarily protect you in the event of a highly leveraged transaction.

The provisions in the indenture will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving KCSR or the Note Guarantors. These transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change of the magnitude required under the definition of Change of Control Repurchase Event in the indenture to trigger these provisions. Except as described under “Description of Notes—Change of Control Repurchase Event,” the indenture does not contain provisions that permit the holders of the notes to require KCSR to purchase the notes in the event of a takeover, recapitalization or similar transaction. Finally, the provisions under the indenture relative to KCSR’s obligation to make an offer to purchase the notes as a result of a Change of Control Repurchase Event may be waived or modified with the written consent of the holders of a majority in principal amount of the notes; accordingly, you may not be able to require the purchase of your notes upon a Change of Control Repurchase Event if you do not consent to the waiver of such obligation.

The notes and the Note Guarantees are unsecured obligations, and accordingly, the assets of KCSR and the Note Guarantors may be insufficient to pay amounts due on your notes.

The notes will be KCSR’s and the Note Guarantors’ unsecured obligations. KCSR and the Note Guarantors may incur other debt, which may be substantial in amount, and which may in certain circumstances be secured. As of June 30, 2015, without giving effect to the issuance of the notes or the application of the proceeds therefrom, KCS had $234.4 million of secured indebtedness and capital lease obligations. Because the notes and the Note Guarantees will be unsecured obligations, your right of repayment may be compromised in the following situations:

•	KCSR or the Note Guarantors enter into bankruptcy, liquidation, reorganization, or other winding-up;

•	there is a default in payment under any secured debt of KCSR or a Note Guarantor; or

•	there is an acceleration of any debt under any secured debt.

If any of these events occurs, the secured lenders could foreclose on assets of KCSR or the Note Guarantors in which they have been granted a security interest, in each case to your exclusion, even if an event of default exists under the indenture relating to the notes at such time. As a result, upon the occurrence of any of these events, there may not be sufficient funds to pay amounts due on the notes.

Servicing KCSR’s indebtedness will require a significant amount of cash. KCSR’s ability to generate cash depends on a variety of factors, many of which are beyond its control.

KCSR’s ability to make payments on its indebtedness, including the notes, will depend on KCSR’s ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive and other factors that are beyond KCSR’s control. KCSR’s business may not be able to generate sufficient cash flow from operations and future borrowings may not be available to it in an amount sufficient to enable KCSR to pay its indebtedness, including the notes, or to fund its other liquidity needs. KCSR may need to refinance all or a portion of its indebtedness on or before maturity. However, KCSR may not be able to complete such refinancing on commercially reasonable terms or at all.

Only some of KCS’s subsidiaries will guarantee the notes. Your right to receive payments on the notes could be adversely affected if any of KCS’s subsidiaries that are not Note Guarantors declare bankruptcy, liquidate or reorganize.

Not all of KCS’s subsidiaries will guarantee the notes. Accordingly, the Notes will be effectively subordinated to the prior payment of debts and other liabilities (including trade payables) of KCS’s subsidiaries (other than KCSR) that are not Note Guarantors. In the event of a bankruptcy, liquidation or reorganization of any of KCS’s (other than KCSR) subsidiaries that are not Note Guarantors, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to KCSR. As of and for the six months ended June 30, 2015, without giving effect to the issuance of the notes or the application of the proceeds therefrom, the subsidiaries of KCS, other than KCSR and those subsidiaries that are Note Guarantors, had approximately $1,541.5 million of total liabilities (including trade payables and excluding intercompany payables), and had approximately 51% of the consolidated assets (excluding intercompany receivables and investments in consolidated subsidiaries) and generated approximately 54% and 59%, respectively, of KCS’s consolidated revenues and operating income (excluding intercompany revenue and expenses). For the year ended December 31, 2014, such subsidiaries generated approximately 52% and 59%, respectively, of KCS’s consolidated revenues and operating income, excluding intercompany revenue and expenses.

The indebtedness represented by the notes and the Note Guarantees may be unenforceable due to voidable transfer statutes.

KCSR believes that the indebtedness represented by the notes and the Note Guarantees is being incurred for proper purposes, in good faith, and not to hinder, delay, or defraud any entity to which it is, or will become on or after the consummation of this offering and the transactions contemplated in connection therewith, indebted. Based on present forecasts, asset valuations and other financial information, KCSR and the Note Guarantors are, and after the consummation of this offering and the transactions contemplated in connection therewith, will be, solvent and will have reasonably sufficient capital for carrying on the current and contemplated businesses of KCSR and the Note Guarantors and will be able to pay debts of KCSR and the Note Guarantors as they come due. However, to the extent that the proceeds from this offering of notes are used to repurchase shares issued by KCS, a court could conclude that the notes were issued for less than fair consideration or reasonably equivalent value. Under federal or state voidable transfer laws, if a court of competent jurisdiction in a suit by an unpaid creditor or representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that KCSR or the Note Guarantors did not receive fair consideration (or reasonably equivalent value) for issuing the notes or the Note Guarantees and at the time of the issuance of that indebtedness or those Note Guarantees, KCSR or the Note Guarantors were insolvent, were rendered insolvent by reason of that incurrence, were engaged in a business or transaction for which KCSR’s or the Note Guarantors’ remaining assets constituted unreasonably small capital, intended to incur, or believed that KCSR or the Note Guarantors would incur, debts beyond any of their ability to pay such debts as they became due, or that any of KCSR or the Notes Guarantors intended to hinder, delay or defraud its creditors, then that court could, among other things, (i) void all or a portion of KCSR’s obligations to the holders of the notes or the Note Guarantors’ obligations under the Note Guarantees, (ii) subordinate all or a portion of the payments made to holders of the notes (or the Note Guarantees) to KCSR’s (or the Note Guarantors’) other existing and future indebtedness to a greater extent than would otherwise be the case, the effect of which would be to entitle those other creditors to be paid in full before any payment could be made on the Notes. The measure of insolvency for purposes of the foregoing will vary depending upon the law of the relevant jurisdiction. Generally, however, a company would be considered insolvent for purposes of the foregoing if the sum of that company’s debts was greater than all of that company’s assets at a fair valuation, or if the present fair saleable value of that company’s assets was less than the amount that would be required to pay the probable liability on its existing debts as they become absolute and due. There can be no assurance as to what standards a court would apply to determine whether KCSR or the Note Guarantors were solvent at the relevant time, or whether, whatever standard was applied, the Note Guarantees would not be voided on any of the grounds set forth above.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the documents incorporated by reference herein, contains forward-looking statements that are not based upon historical information and involve risks and uncertainties. You can identify these forward-looking statements by the use of such verbs as “expects,” “anticipates,” “believes” or similar verbs or conjugations of such verbs. Such forward-looking statements are based upon information currently available to KCS’s management and KCS’s management’s perception thereof as of the date of this prospectus. However, such statements are dependent on and, therefore, can be influenced by, a number of external variables over which KCS’s management has little or no control, including:

•	fluctuations in the market price for KCS’s common stock;

•	KCS’s dividend policy and limitations on its ability to pay dividends on its common stock;

•	KCS’s potential need for and ability to obtain additional financing;

•	KCS’s ability to successfully implement its business strategy, including the strategy to convert customers from using trucking services to rail transportation services;

•	the impact of competition, including competition from other rail carriers, trucking companies and maritime shippers in the United States and Mexico;

•	United States, Mexican and global economic, political and social conditions;

•	the effects of the North American Free Trade Agreement, or NAFTA, on the level of trade among the United States, Mexico and Canada;

•	uncertainties regarding the litigation KCS faces and any future claims and litigation;

•	the effects of employee training, stability of the existing information technology systems, technological improvements and capital expenditures on labor productivity, operating efficiencies and service reliability;

•	the adverse impact of any termination or revocation of KCSM’s Concession by the Mexican government;

•	legal or regulatory developments in the United States, Mexico or Canada;

•	KCS’s ability to generate sufficient cash, including its ability to collect on its customer receivables, to pay principal and interest on its debt, meet its obligations and fund its other liquidity needs;

•	the effects of adverse general economic conditions affecting customer demand and the industries and geographic areas that produce and consume the commodities KCS carries;

•	material adverse changes in economic and industry conditions, including the availability of short and long-term financing, both within the United States and Mexico and globally;

•	natural events such as severe weather, fire, floods, hurricanes, earthquakes or other disruptions to KCS’s operating systems, structures and equipment or the ability of customers to produce or deliver their products;

•	market and regulatory responses to climate change;

•	disruption in fuel supplies, changes in fuel prices and KCS’s ability to assess fuel surcharges;

•	the effect of demand for KCS’s services exceeding network capacity or traffic congestion on operating efficiencies and service reliability;

•	availability of qualified personnel;

•	changes in labor costs and labor difficulties, including work stoppages affecting either operations or customers’ abilities to deliver goods for shipment;

•	credit risk of customers and counterparties and their failure to meet their financial obligations;

•	the outcome of claims and litigation, including those related to environmental contamination, personal injuries, and occupational illnesses arising from hearing loss, repetitive motion and exposure to asbestos and diesel fumes;

•	acts of terrorism, violence or crime or risk of such activities;

•	war or risk of war;

•	political and economic conditions in Mexico and the level of trade between the United States and Mexico;

•	legislative, regulatory, or legal developments involving taxation, including enactment of new foreign, federal or state income or other tax rates, revisions of controlling authority, and the outcome of tax claims and litigation; and

•	other factors described in this prospectus, any prospectus supplement or free writing prospectus and documents incorporated by reference herein and therein.

You are strongly encouraged to consider these factors when evaluating forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the timing when, or by which, such performance or results will be achieved. As a result, actual outcomes or results could materially differ from those indicated in forward-looking statements. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $        , after deducting the underwriting discount and estimated expenses of the offering payable by us. We intend to use the proceeds from this offering for (i) the repayment of all or a portion of the outstanding commercial paper issued by KCSR, (ii) the repurchase of shares of KCS common stock and (iii) general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents our ratio of earnings to fixed charges for the historical periods indicated.

	Six Months Ended June 30,	Years Ended December 31,
	2015	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges (1)	7.6	8.2	5.6	5.5	3.7	2.4

(1)	For purposes of computing the ratio of earnings to fixed charges, “earnings” represent pretax income from continuing operations, excluding equity in earnings of unconsolidated affiliates, plus interest expense, portion of rents representative of an appropriate interest factor and distributed income of equity investments. “Fixed charges” consist of interest expense, capitalized interest and the portion of rents representative of an appropriate interest factor.

DESCRIPTION OF NOTES

The Notes will be issued as a separate series under a base indenture (the “base indenture”) among KCSR, as issuer, KCS and certain of its subsidiaries, as guarantors, and U.S. Bank National Association, as trustee, as supplemented by a first supplemental indenture (the “first supplemental indenture”). In this description, unless otherwise specified, the word “Indenture” shall be deemed to refer to the base indenture, as supplemented by the first supplemental indenture.

The following description is a summary of certain provisions of the Indenture, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including those provisions made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. KCSR and the Note Guarantors urge you to read the Indenture because it, and not this description, defines your rights as a holder of the Notes.

You can find the definitions of certain capitalized terms used in the following description under the subheading “—Certain Definitions.” Defined terms used but not defined in this description under the subheading “—Certain Definitions” have the meanings assigned to them in the Indenture. In this description, references to (i) the “Issuer” refer only to The Kansas City Southern Railway Company and not any of its subsidiaries and (ii) “Parent” refer only to Kansas City Southern, the parent company of the Issuer, and not to any of its subsidiaries.

The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Principal, Maturity and Interest

In this offering, the Issuer will issue $                       million in aggregate principal amount of Notes. The Notes will bear interest at     % per annum, and will mature on                     , 20    . Interest on the Notes will be payable semi-annually on          and          of each year, commencing on             , 2016, to the holders of record at the close of business on the immediately preceding              and             . Interest on the Notes will be computed on the basis of a 360-day year comprising twelve 30-day months. Interest on the Notes will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from and including the date of issuance.

The Issuer may, without the consent of the holders, issue additional Notes (“Additional Notes”) having the same terms as the Notes, except for the public offering price and the issue date and, if applicable, the initial interest accrual date and the initial interest payment date. Any Additional Notes, together with the Notes, will constitute a single series of Notes and will vote together as one class on all matters with respect to the Notes; provided, however, that any Additional Notes that are not fungible with existing Notes for U.S. federal income tax purposes will have a separate CUSIP, ISIN and other identifying number from the existing Notes. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of Notes,” references to the Notes include any Additional Notes actually issued.

Note Guarantees

The Notes will be unconditionally Guaranteed, jointly and severally, on an unsecured senior basis, by each of Parent’s current and future Domestic Subsidiaries that from time to time Guarantee the Credit Agreement or any other Debt of the Issuer, Parent or any of Parent’s Significant Subsidiaries that is a Guarantor. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—The indebtedness represented by the notes and the Note Guarantees may be unenforceable due to voidable transfer statutes.” For the avoidance of doubt, KCSM and its Subsidiaries will not Guarantee the Notes and will not be subject to the covenants described herein. As of the date hereof, all of the guarantors of the Issuer’s senior credit facility will Guarantee the Notes.

The Note Guarantee of a Guarantor (other than Parent) will be released:

(1)	in connection with any sale, disposition or transfer of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Guarantor;

(2)	in connection with any sale, disposition or transfer of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Guarantor;

(3)	upon the release or discharge of such Guarantors’ Guarantee of the Credit Agreement or under the Debt that triggered such Guarantor’s Note Guarantee;

(4)	upon the liquidation or dissolution of such Guarantor; provided that no Default or Event of Default shall occur as a result thereof or has occurred and is continuing; or

(5)	upon defeasance or satisfaction and discharge of the Indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

Ranking

The Notes will be the Issuer’s general unsecured senior obligations and will rank equally in right of payment will all existing and future senior indebtedness of the Issuer and senior in right of payment to all of the Issuer’s subordinated indebtedness. The Notes will be effectively subordinated to the Issuer’s secured indebtedness, if any, to the extent of the value of the assets securing such indebtedness and will be structurally subordinated to all liabilities of any of the Parent’s subsidiaries (other than the Issuer) that are not Guarantors. The Indenture does not limit the amount of indebtedness that Parent and its subsidiaries may incur.

Each Note Guarantee will be a general unsecured senior obligation of that Guarantor, will rank equally in right of payment with all existing and future senior indebtedness of that Guarantor and senior in right of payment to any future subordinated indebtedness of that Guarantor. Each Note Guarantee will be effectively subordinated to any existing and future secured indebtedness of that Guarantor to the extent of the value of any collateral securing such indebtedness.

As of June 30, 2015, without giving effect to the issuance of the Notes or the application of the proceeds therefrom, (i) the Issuer had $994.9 million of senior indebtedness, of which $57.2 million was secured, (ii) Parent had $0.2 million of senior indebtedness and (iii) the subsidiaries of Parent (other than KCSR) that are not Guarantors had $1,150.5 million of senior indebtedness, of which $177.2 million was secured.

The non-guarantors represented approximately 52% and 54% of Parent’s consolidated revenues for the year ended December 31, 2014 and the six months ended June 30, 2015, respectively, and at June 30, 2015 represented approximately 51% of Parent’s consolidated assets (excluding intercompany receivables and investments in consolidated subsidiaries).

Payments on the Notes

Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office of the paying agent in The City of New York; provided that, at the Issuer’s option, payment of interest may be made by check mailed to the holders at their addresses as they appear in the Notes register.

Optional Redemption

General

Prior to             , 20     (the date that is              months prior to the maturity date), the Notes will be redeemable in whole or in part at any time and from time to time, at the Issuer’s option, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then-current Treasury Rate, plus              basis points, plus accrued interest to but excluding the redemption date.

On or after             , 20     (the date that is              months prior to the maturity date), the Notes will be redeemable in whole or in part at any time and from time to time, at the Issuer’s option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued interest to but excluding the redemption date.

Selection and Notice

In the case of any partial redemption, selection of the Notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, pro rata, by lot or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate; provided that no Note of $2,000 in principal amount or less shall be redeemed in part.

Notice of the redemption will be mailed to holders of the Notes to be redeemed by first-class mail at least 30 and not more than 60 days prior to the redemption date, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount at maturity thereof to be redeemed. A Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on the Notes to be redeemed if the Issuer has deposited with the applicable paying agent funds in satisfaction of the redemption price.

Covenants

Limitation on Liens

If the Issuer, Parent or any of Parent’s Significant Subsidiaries that is a Guarantor create or permit any lien of any kind upon any stock or indebtedness, whether owned on the issue date or thereafter acquired, of the Issuer or any of Parent’s Significant Subsidiaries that is a Guarantor to secure any Debt (other than the Notes) of the Issuer, Parent, any of Parent’s Subsidiaries (other than the Issuer) or any other person, the Issuer will cause the outstanding Notes to be secured equally and ratably with that Debt, unless the aggregate principal amount of all such secured Debt then outstanding would not exceed 10.0% of Parent’s Consolidated Net Assets. This provision does not restrict any other property of Parent or its Subsidiaries. The Indenture will not prohibit the sale by Parent or any of its Subsidiaries of any stock or indebtedness of any Subsidiary, including any Significant Subsidiary.

Change of Control Repurchase Event

If a Change of Control Repurchase Event occurs, the Issuer will be required to make an offer to each holder of the Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued interest, if any, to, but excluding, the date of repurchase. Within 30 days following a Change of Control Repurchase Event or, at the Issuer’s option, prior to a Change of Control, but after the public announcement of the Change of Control, the Issuer will mail a notice to each holder of the Notes, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. The Issuer will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached the Issuer’s obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

On the repurchase date following a Change of Control Repurchase Event, the Issuer will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Issuer’s offer;

(2)	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased by the Issuer.

The paying agent will promptly mail to each holder of Notes properly tendered the purchase price for the Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Issuer will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if (1) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and such third party purchases all Notes properly tendered and not withdrawn under its offer or (2) notice of redemption for all outstanding Notes has been given pursuant to the Indenture as described above under the caption “—Optional Redemption.”

The Change of Control Repurchase Event feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of Parent and, thus, the removal of incumbent management. Parent could, in the future, enter into certain transactions, including asset sales, acquisitions, refinancings or other recapitalizations that would not constitute a Change of Control Repurchase Event under the Notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect Parent’s capital structure or credit ratings on the Notes.

Additional Guarantors

Parent shall cause each Domestic Subsidiary that Guarantees the Credit Agreement or any other Debt of the Issuer, Parent or any of Parent’s Significant Subsidiaries that is a Guarantor to become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 30 days of becoming a guarantor of such Debt; provided that, for avoidance of doubt, none of KCSM or any of its Subsidiaries shall be required to become a Guarantor.

Reports

Whether or not Parent is required to file reports with the SEC, Parent shall file with the SEC all such reports and other information when and as Parent would be required to file with the SEC by Sections 13(a) or 15(d) under the Exchange Act if Parent were subject thereto, unless the SEC does not permit such filings, in which case Parent shall provide such reports and other information to the trustee (within the same time periods that would be applicable if Parent were required and permitted to file reports with the SEC) and instruct the trustee to mail such reports and other information to holders at their addresses set forth on the Notes register. Parent shall supply the trustee and each holder of Notes or shall supply to the trustee for forwarding to each such holder, without cost to such holder, copies of such reports and other information. Notwithstanding the foregoing sentence, the trustee and each holder of Notes shall be deemed to have been supplied the foregoing reports and other information at the time the trustee or such holder may electronically access such reports and other information by means of the SEC’s homepage on the internet or at Parent’s homepage on the internet.

Consolidation, Merger and Sale of Assets

Neither the Issuer nor any Guarantor will consolidate with, merge with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all its property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Issuer or such Guarantor unless:

(1) the Issuer or such Guarantor shall be the continuing Person, or the Person (if other than the Issuer or such Guarantor) formed by such consolidation or into which the Issuer or such Guarantor is merged or that acquired or leased such property and its assets shall be a corporation organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia (or in the case of a Guarantor, a corporation, partnership, limited liability company or similar entity organized and validly existing under the laws of the jurisdiction under which such Guarantor was organized) and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all of the obligations of the Issuer or such Guarantor under the Notes, the Note Guarantee and the Indenture, as applicable; provided that this clause (1) shall not apply with respect to a Guarantor whose Note Guarantee is released as described in the second paragraph under the caption “—Note Guarantees”;

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(3) Parent delivers to the trustee an officers’ certificate and opinion of counsel, in each case stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other deposition and such supplemental indenture complies with this covenant.

Events of Default

Each of the following is an “Event of Default”:

(1) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due at maturity, upon acceleration, redemption or otherwise;

(2) default in the payment of interest on any Note when due and such default continues for a period of 30 days;

(3) default in the performance of any covenant of the Issuer or a Guarantor in the Indenture (other than a default specified in clause (1) or (2) above), and such default continues for a period of 90 days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the Notes;

(4) a court having jurisdiction in the premises enters a decree or order for:

(A) relief in respect of the Issuer or a Guarantor in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect,

(B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for the Issuer or a Guarantor or for all or substantially all of the property and assets of the Issuer or a Guarantor, or

(C) the winding-up or liquidation of the affairs of the Issuer or a Guarantor;

and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days;

(5) the Issuer or a Guarantor:

(A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law,

(B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for the Issuer or a Guarantor or for all or substantially all of the property and assets of the Issuer or a Guarantor, or

(C) effects any general assignment for the benefit of creditors; and

(6) any Note Guarantee ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or any Guarantor or Person acting on behalf of such Guarantor denies or disaffirms such Guarantor’s obligations under the Indenture or any Note Guarantee and such default continues for a period of 10 days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the Notes.

If an Event of Default described above shall have occurred and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare all outstanding Notes to be due and payable immediately. The holders of a majority in aggregate principal amount of the Notes then outstanding may, by notice to the trustee, on behalf of the holders of all of Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes. For information as to the waiver of Defaults, see “—Amendment, Supplement and Waiver.”

The holders of a majority in aggregate principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Notes. However, the trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of the Notes. A holder may not pursue any remedy with respect to the Indenture or the Notes unless:

•	the holder gives the trustee written notice of a continuing Event of Default;

•	the holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the trustee to pursue the remedy;

•	such holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

•	during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding Notes do not give the trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder of Notes to receive payment of the principal of, premium, if any, or interest on, the Notes or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the holder.

The Indenture will require certain of the Parent’s officers to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of Parent’s activities and those of its Significant Subsidiaries and of Parent’s and its Significant Subsidiaries’ performance under the Indenture and that, to the best of such person’s knowledge, Parent and the Issuer have fulfilled all obligations thereunder, or, if there has been a Default in the fulfillment of any such obligation, specifying each such Default and the nature and status thereof. Parent and the Issuer will also be obligated to notify the trustee of any Default or Defaults in the performance of any covenants or agreements under the Indenture.

Legal Defeasance and Covenant Defeasance

The Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to the Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding Notes to receive payments in respect of the principal of, or interest, or premium, if any, on, such Notes when such payments are due from the trust referred to below;

(2) the Issuer’s obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the obligations of the Issuer and the Guarantors in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default” will no longer constitute an Event of Default.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuer must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest, and premium, if any, on, the outstanding Notes on the Stated Maturity thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to such Stated Maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer must deliver to the trustee an opinion of counsel (or opinions of counsel) confirming that (x) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (y) since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; and

(3) in the case of Covenant Defeasance, the Issuer must deliver to the trustee an opinion of counsel (or opinions of counsel) confirming that the holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or liens securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a Default under, any other instrument to which the Issuer is a party or by which the Issuer is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a Default under, any material agreement or instrument (other than the Indenture) to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound;

(6) the Issuer must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(7) the Issuer must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated thereunder, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the trustee for cancellation; or

(b) all Notes issued thereunder that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of such Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on such Notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the Stated Maturity or redemption, as the case may be;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or liens securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer is a party or by which the Issuer is bound;

(3) the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(4) the Issuer has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the Notes issued thereunder at Stated Maturity or on the redemption date, as the case may be.

In addition, the Issuer must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the Notes and the Note Guarantees may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture, the Notes or Note Guarantee may be waived with the consent of the holders of a majority in aggregate principal amount of then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).

Without the consent of each holder of Notes affected, an amendment, supplement or waiver may not:

•	change the Stated Maturity of the principal of, or any installment of interest on, any Note;

•	reduce the principal amount of, or premium, if any, or interest on, any Note;

•	change the place or currency of payment of principal of, or premium, if any, or interest on, any Note;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any Note;

•	reduce the percentage or principal amount of outstanding Notes, the consent of whose holders is necessary to modify or amend the Indenture or waive compliance with certain provisions of the Indenture or waive certain Defaults;

•	waive a Default in the payment of principal of, premium, if any, or interest on, the Notes; or

•	release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except as set forth under the caption “—Note Guarantees.”

Notwithstanding the preceding, without the consent of any holder of Notes, the Issuer, the Guarantors and the trustee may amend or supplement the Indenture, the Notes and the Note Guarantees:

•	to cure any ambiguity, omission, mistake, defect or inconsistency;

•	to provide for uncertificated Notes in addition to or in place of certificated Notes;

•	to provide for the assumption of the obligations of the Issuer or a Guarantor to holders of the Notes and the Note Guarantees in the case of a merger or consolidation or a sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the assets of the Issuer or such Guarantor, as applicable, in accordance with the terms of the Indenture;

•	to make any change that would provide any additional rights or benefits to the holders of such Notes or that does not adversely affect the legal rights under the Indenture of any such holder;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

•	to conform the text of the Indenture, the Note Guarantees and the Notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision thereof;

•	to add a Guarantor or release any Guarantor from its Note Guarantee if such release is in accordance with the terms of the Indenture; or

•	to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes issued thereunder or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer or any Guarantor in the Indenture, or

in any of the Notes or the Note Guarantees or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Issuer, any Guarantor or of any successor Person thereof. Each holder, by accepting the Notes, waives and releases all such liability.

Notices

All notices shall be deemed to have been given upon the mailing by first class mail, postage prepaid, of such notices to holders at their registered addresses as recorded in the Notes register, not later than the latest date, and not earlier than the earliest date, prescribed in the Indenture for the giving of such notice. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder. Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive notices.

Governing Law

The Notes, the Note Guarantees and the Indenture are governed by the laws of the State of New York.

Form and Denomination

Initially, the Notes will be represented by one or more registered notes in global form, without interest coupons. The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC for credit to the respective accounts of the purchaser at DTC.

Owners of beneficial interests in the Notes will not be entitled to receive physical delivery of the Notes. The Notes are not issuable in bearer form. The Notes may be transferred, in whole or in part, only to another nominee of DTC.

Book-Entry System

Ownership of beneficial interests in a Note will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Ownership of beneficial interests in a Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Investors may hold their interests in the Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Note will be able to transfer that interest except in accordance with the applicable procedures of DTC, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Clearstream Banking. Payments of the principal of, premium, if any, and interest on, the Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Issuer, the Guarantors, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The Issuer expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a Note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount at maturity of such Note as shown on the records of DTC or its nominee. The Issuer also expects that payments by participants to owners of beneficial interests in a Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream Banking will be effected in the ordinary way in accordance with their respective rules and operating procedures. The Issuer expects that DTC will take any action permitted to be taken by a holder of the Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Note is credited and only in respect of such portion of the aggregate principal amount at maturity of Notes as to which such participant or participants have given such direction. However, if there is an Event of Default, DTC will exchange the Notes in global form for certificates notes.

The Issuer understands that DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A under the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC, Euroclear and Clearstream Banking are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Notes among participants of DTC, Euroclear and Clearstream Banking, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuer or the Guarantors nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Banking or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definitions of all terms as well as any other capitalized term used herein for which no definition is provided.

“Below Investment Grade Ratings Event” means, on any day within the 60-day period (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control or (2) public notice by the Issuer or Parent of the occurrence of a Change of Control or Parent’s intention to effect a Change of Control, that the Notes are rated below Investment Grade by two of the three Rating Agencies. Notwithstanding the foregoing, a Below Investment Grade Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Ratings Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at the Issuer’s or Parent’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the ratings event).

“Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which banking institutions and trust companies are open for business in New York, New York.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in the equity of such Person, whether now outstanding or issued after the Closing Date.

“Change of Control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than Parent and its Subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the total Voting Stock of Parent or other Voting Stock into which Parent’s Voting Stock is reclassified, consolidated, exchanged or changed measured by voting power rather than number of shares.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Ratings Event.

“Closing Date” means the date on which the Notes are originally issued under the Indenture.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (as measured from the date of redemption) (“Remaining Life”) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for such redemption date.

“Consolidated Net Assets” means total assets after deducting therefrom all current liabilities as set forth on the most recent publicly filed balance sheet of Parent and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles.

“Credit Agreement” means the second amended and restated credit agreement dated as of November 21, 2012, among the Issuer, Parent, the guarantors, lenders thereunder and the other parties thereto, as amended or supplemented.

“Debt” means indebtedness for money borrowed or indebtedness evidenced by a bond, note, debenture or other evidence of indebtedness, including the Credit Agreement or any refinancing thereof.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Domestic Subsidiary” means a Subsidiary of Parent (other than the Issuer) that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Fitch” means Fitch Ratings, Inc.

“Government Securities” means direct obligations of, obligations fully and unconditionally guaranteed by, or participation in pools consisting solely of (or repurchase transactions relating to) obligations of or obligations fully and unconditionally guaranteed by the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the option of the issuer thereof.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means Parent and the subsidiaries of Parent that execute a Note Guarantee, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Issuer.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P), a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch) and the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Issuer.

“KCSM” means Kansas City Southern de México, S. A. de C.V., a sociedad anónima de capital variable organized under the laws of the United Mexican States.

“Moody’s” means Moody’s Investors Service, Inc.

“Note Guarantee” means each Guarantee of the obligations with respect to the Notes issued by a Person pursuant to the terms of the Indenture.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

“Rating Agency” means (1) each of Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Issuer (as certified by a resolution of the Issuer’s board of directors) as a replacement agency for Moody’s, S&P or Fitch, or all of them, as the case may be.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC (or their respective affiliates that are primary Government Securities dealers) and their respective successors; provided, however, that if any Reference Treasury Dealer is not at the applicable time a primary Government Securities dealer (a “Primary Treasury Dealer”), the Issuer shall substitute therefor another Primary Treasury Dealer selected by it.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for the Notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“S&P” means Standard & Poor’s Ratings Services, a division of Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc.

“Significant Subsidiary” means, at any date of determination, any of Parent’s Subsidiaries that, together with its Subsidiaries, (i) for its most recent fiscal year, accounted for more than 10.0% of the consolidated revenues of Parent and its Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10.0% of the consolidated assets of Parent and its Subsidiaries, in each case as set forth on Parent’s most recently available consolidated financial statements for such fiscal year.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of indebtedness, the date on which the payment of interest or principal is scheduled to be paid in the documentation governing such indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50.0% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

“Treasury Rate” means, on any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the applicable Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to such Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the related Comparable Treasury Issue, calculated using a price for that Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

“Voting Stock” means, with respect to any Person, all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address alternative minimum tax consequences, U.S. federal estate or gift tax laws, or all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as banks, financial institutions, U.S. expatriates, insurance companies, real estate investment trusts, regulated investment companies, dealers in securities or currencies, traders in securities, partnerships or other pass-through entities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations, and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of notes are sold to the public for cash). Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code (generally, assets held for investment).

As used herein, “U.S. Holder” means, for U.S. federal income tax purposes, a beneficial owner of the notes who or that is, or is treated as:

•	an individual that is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, and it has elected to continue to be treated as a U.S. person.

No rulings from the IRS have or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained. If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such partners should consult their tax advisors as to the tax consequences of an investment in the notes.

Prospective investors should consult their own tax advisors with regard to the application of the U.S. federal income tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws, and any tax treaties.

U.S. Holders

Characterization of the notes

In certain circumstances we may elect or be obligated to make payments on the notes in excess of principal and stated interest (see “Description of Notes—Optional Redemption” and “Description of Notes—Change of Control Repurchase Event”). Based in part on assumptions regarding the likelihood that such additional amounts will be paid, we intend to take the position that there is no more than a remote chance that we will make such payments and the notes should accordingly not be treated as contingent payment debt instruments (“CPDIs”) for

U.S. federal income tax purposes because of the possibility of such additional payments. Assuming such position is respected, a U.S. Holder would be required to include in income the amount of any such additional payments at the time such payments are received or accrued in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. If the IRS successfully challenged this position, and the notes were treated as CPDIs, U.S. Holders, including those that use the cash method of accounting for U.S. federal income tax purposes, could be required to accrue interest income at a rate higher than the stated interest rate on the notes and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a notes.

U.S. Holders are urged to consult their tax advisors regarding the potential application to the notes of the CPDI rules and the consequences thereof.

Interest

Payments of stated interest on the notes generally will be taxable to a U.S. Holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of the notes

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference, if any, between the amount realized upon the disposition (less any portion allocable to accrued and unpaid interest, which will be taxable as interest as described above) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the price such U.S. Holder paid for the note. This gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. Holder has held the note for more than one year. Non-corporate U.S. Holders may be eligible for a reduced rate of tax on long-term capital gains. The deductibility of capital losses is subject to limitations under the Code.

Backup Withholding and Information Reporting

Information returns generally will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or disposition of the notes. A U.S. Holder may be subject to backup withholding when such U.S. Holder receives interest and principal payments on the notes or upon the proceeds received upon the sale or other disposition of such notes. Certain U.S. Holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A U.S. Holder will be subject to backup withholding if such U.S. Holder is not otherwise exempt and such U.S. Holder:

•	fails to furnish its taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•	is notified by the IRS that it has failed to properly report payments of interest or dividends; or

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the U.S. Holder that it is subject to backup withholding.

U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide the required information to the IRS.

Medicare Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) such U.S. Holder’s “net investment income” (or undistributed “net investment income” in the case of estates and trusts) for the relevant taxable year and (2) the excess of such U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include its gross interest income and its net gains from the disposition of the notes, unless such interest or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your own tax advisor regarding the applicability of this tax to your income and gains in respect of the notes.

Non-U.S. Holders

A non-U.S. Holder is a beneficial owner of the notes who is neither a U.S. Holder nor a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes).

Interest

Subject to the discussions below of Backup Withholding and Information Reporting and FATCA Withholding, interest paid to a non-U.S. Holder will not be subject to U.S. federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:

•	such non-U.S. Holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of our classes of stock;

•	such non-U.S. Holder is not a controlled foreign corporation that is related to us through direct or indirect stock ownership and is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	(1) the non-U.S. Holder certifies in a statement (generally, IRS Form W-8BEN or IRS Form W-8BEN-E) provided to us or our paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the non-U.S. Holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the non-U.S. Holder, has received from the non-U.S. Holder a statement, under penalties of perjury, that such non-U.S. Holder is not a “United States person” and provides us or our paying agent with a copy of such statement or (3) the non-U.S. Holder holds its notes directly through a “qualified intermediary” and certain conditions are satisfied.

Even if the above conditions are not met, a non-U.S. Holder may be entitled to a reduction in or an exemption from the 30% withholding tax on interest under an income tax treaty between the United States and the non-U.S. Holder’s country of residence. To claim such a reduction or exemption, a non-U.S. Holder must generally complete IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, and claim this reduction or exemption on the form. In some cases, a non-U.S. Holder may instead be permitted to provide documentary evidence of its claim to an intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files. A non-U.S. Holder generally will also be exempt from withholding tax on interest if such interest is effectively connected with such non-U.S. Holder’s conduct of a U.S. trade or business (as described below) and the non-U.S. Holder provides us with an IRS Form W-8ECI.

The certification requirements described above may require a non-U.S. Holder that claims the benefit of an income tax treaty to also provide its U.S. taxpayer identification number. Prospective investors should consult their own tax advisors regarding the certification requirements for non-U.S. persons.

Sale or Other Taxable Disposition of the notes

Subject to the discussions below of Backup Withholding and Information Reporting and FATCA Withholding, a non-U.S. Holder will generally not be subject to U.S. federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other taxable disposition of a note that is not effectively connected with a U.S. trade or business of the non-U.S. Holder. However, a non-U.S. Holder may be subject to tax on such gain if such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such non-U.S. Holder may have to pay a U.S. federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain, which may be offset by certain U.S. source capital losses.

U.S. Trade or Business

If interest or gain from a disposition of the notes is effectively connected with a non-U.S. Holder’s conduct of a U.S. trade or business, and, if an income tax treaty applies, the non-U.S. Holder maintains a U.S. “permanent establishment” to which the interest or gain is attributable, the non-U.S. Holder generally will be subject to U.S. federal income tax on the interest or gain on a net basis in the same manner as if it were a U.S. Holder. If interest income received with respect to the notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided by the non-U.S. Holder, which generally is IRS Form W-8ECI). A foreign corporation that is a non-U.S. Holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

Backup Withholding and Information Reporting

Backup withholding will not apply to payments of principal or interest made by us or our paying agent to a non-U.S. Holder of a note if the non-U.S. Holder meets the identification and certification requirements discussed above under the subheading “—Interest” for exemption from U.S. federal withholding tax or otherwise establishes an exemption. However, information reporting on IRS Form 1042-S may still apply with respect to interest payments. Payments of the proceeds from a disposition by a non-U.S. Holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

•	a U.S. person;

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons, as defined in U.S. Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business.

Payment of the proceeds from a disposition by a non-U.S. Holder of a note made to or through the United States office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. Holder or beneficial owner establishes an exemption from information reporting and backup withholding.

Non-U.S. Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of any procedure for obtaining an exemption from withholding, information reporting and backup withholding under current U.S. Treasury Regulations. In this regard, the current Treasury Regulations provide that a certification may not be relied on if the payor knows or has reasons to know that the certification may be false. Backup withholding is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide the required information to the IRS.

FATCA Withholding

Pursuant to Sections 1471 to 1474 of the Code and the U.S. Treasury Regulations promulgated thereunder (the provisions commonly known as FATCA), interest on the notes whenever paid and the gross proceeds of sale or other disposition of notes after December 31, 2016, to a foreign financial institution may be subject to withholding at a rate of 30% unless (x)(1) such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (2) such institution resides in a jurisdiction with which the United States has entered into an intergovernmental agreement to implement FATCA and (y) such foreign financial institution provides the withholding agent with a certification that it is eligible to receive payment free of FATCA withholding. The legislation also imposes a U.S. federal withholding tax of 30% on interest on the notes, whenever paid, and on the gross proceeds of a sale or other disposition of our notes after December 31, 2016, to a non-financial foreign entity unless such entity provides the withholding agent with a certification (i) that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. tax authorities. A foreign financial institution or non-financial foreign entity can meet the certification requirements by providing a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable. Under certain circumstances, a U.S. Holder or non-U.S. Holder might be eligible for refunds or credits of such taxes from the IRS. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the notes.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement among KCSR, the Note Guarantors and Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, as representatives of the several underwriters, we have agreed to sell to the underwriters, and the underwriters have severally and not jointly agreed to purchase from us, the principal amount of the notes listed opposite their respective names below. The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of these notes are purchased.

Underwriters	Aggregate Principal Amount of Notes to be Purchased
Citigroup Global Markets Inc.	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC

Total	$

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters have advised us that they propose to initially offer the notes at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of     % of the principal amount thereof. The underwriters may allow, and the dealers may reallow, a discount not in excess of     % of the principal amount thereof. After the initial offering, the public offering price and other selling terms may be changed by the underwriters.

We have agreed in the underwriting agreement to pay our expenses related to the offering, which we estimate to be $            .

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. We have been advised by the underwriters that the underwriters presently intend to make a market in the notes after completion of the offering. However, the underwriters are under no obligation to do so and may discontinue any market-making activities at any time without notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If active public trading markets for the notes do not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or repurchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

We have agreed to indemnify, severally, the underwriters against certain liabilities, including liabilities under the Securities Act, as amended, or, if such indemnification is not available, to contribute to payments the underwriters may be required to make in respect of these liabilities.

The underwriters and their affiliates have provided, and expect to provide in the future, certain investment banking, commercial banking and other financial services to us and our affiliates, for which they have received, and may continue to receive, customary fees and commissions. Specifically, certain of the underwriters have been, or may be, engaged to execute the repurchase of shares of KCS common stock, a portion of which is being funded with the net proceeds of the notes being offered hereby. In addition, the underwriters are also lenders under our second amended and restated credit facility.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Canada

Each underwriter has agreed that in connection with the distribution of the notes it will sell the notes solely to purchasers purchasing as principal that are both “accredited investors” as defined in National Instrument 45-106 Prospectus and Registration Exemptions and “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from the prospectus requirements and in compliance with the registration requirements of applicable securities laws.

European Economic Area

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any Member State of the European Economic Area (the “EEA”) will be made pursuant to an exemption under the Prospectus Directive and that no offer of the notes will be made to the public in that Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Directive, except that an offer of the notes to the public in a Member State may be made at any time (i) to any legal entity which is a qualified investor as defined in the Prospectus Directive, (ii) 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters, or (iii) in any other circumstances falling within Article 3(2) of the Prospectus Directive; provided that no such offer of the notes shall require the publication by us or the underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive) and includes any relevant implementing measure in each Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each subscriber for or purchaser of the notes in this offering located within a member state of the EEA will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive. We, the underwriters and their affiliates, and others will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement. Notwithstanding the above, a person who is not a qualified investor and who has notified the underwriters of such fact in writing may, with the consent of the underwriters, be permitted to subscribe for or purchase the notes in this offering.

United Kingdom

This prospectus supplement and the accompanying prospectus are for distribution only to, and are directed solely at, persons who (i) are outside the United Kingdom, (ii) are investment professionals, as such term is defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”), (iii) are persons falling within Article 49(2)(a) to (d) of the Financial Promotion Order, or (iv) are persons to whom an invitation or inducement to engage in investment banking activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) in connection with the issue or sale of any notes may otherwise be lawfully communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to relevant persons and will be engaged in only with relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus or any of their contents.

WHERE YOU CAN FIND MORE INFORMATION

KCS files annual, quarterly and current reports and other information with the SEC. You may read and copy such material at the Public Reference Room maintained by the SEC at 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also find KCS’s SEC filings at the SEC’s website at www.sec.gov and on its website at www.KCSouthern.com. Information contained on KCS’s website is not part of this prospectus supplement.

You may also obtain any of the filings incorporated by reference into this prospectus supplement from KCS without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in such filing, by requesting a copy in writing, or by telephoning, the office of the Corporate Secretary, Kansas City Southern, P.O. Box 219335, Kansas City, Missouri 64121-9335, telephone number (816) 983-1303.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows incorporation by reference of information KCS files with them, which means that important information can be disclosed to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement. The documents listed below are incorporated by reference into this prospectus supplement:

•	KCS’s Annual Report on Form 10-K for the year ended December 31, 2014;

•	KCS’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015 and June 30, 2015;

•	the information responsive to Part III of Form 10-K for the year ended December 31, 2014 provided in KCS’s Definitive Proxy Statement filed on April 6, 2015; and

•	KCS’s Current Reports on Form 8-K filed on February 23, 2015 and May 8, 2015.

Any reports filed by us with the SEC on or after the date of this prospectus supplement and before the date that the offering of all of the notes is terminated will automatically update and, where applicable, supersede any information contained or incorporated by reference into this prospectus supplement. Notwithstanding the above, we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules. To obtain copies of these filings, see “Where You Can Find More Information.”

LEGAL MATTERS

The validity of the notes and the related guarantees will be passed upon for us by White & Case LLP, New York, New York, as to New York law, and for the underwriters by Shearman & Sterling LLP, New York, New York. The validity of the notes and the related guarantees will be passed upon for us by Husch Blackwell, LLP, Kansas City, Missouri, as to certain matters of Illinois and Missouri law.

EXPERTS

The consolidated financial statements of Kansas City Southern as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

KANSAS CITY SOUTHERN

Common Stock

Preferred Stock

Debt Securities*

Guarantees of Debt Securities

Warrants

Stock Purchase Contracts

Stock Purchase Units

THE KANSAS CITY SOUTHERN RAILWAY COMPANY

Debt Securities*

*Guaranteed, to the extent described herein, by Kansas City Southern,

The Kansas City Southern Railway Company and

certain subsidiaries of Kansas City Southern

An indeterminate amount of securities described herein may be offered and sold from time to time in one or more offerings. This prospectus provides you with a general description of those securities. The specific terms of securities being offered and sold will be provided in supplements to this prospectus. You should carefully read this prospectus and the accompanying prospectus supplement before you invest.

Kansas City Southern’s common stock is listed on the New York Stock Exchange under the symbol “KSU.”

Investing in the securities offered hereby involves risks. See “Risk Factors” on page 2 of this prospectus and those contained or incorporated by reference herein or in any prospectus supplement or any free writing prospectus from time to time before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 20, 2014

ABOUT THIS PROSPECTUS

In this prospectus, references to “KCS” mean only Kansas City Southern, references to “the Company,” “we,” “us,” “our” and similar terms refer to KCS and its consolidated subsidiaries and references to “KCSR” mean only The Kansas City Southern Railway Company.

This prospectus is part of an automatically effective registration statement filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, any combination of the securities described in this prospectus may be offered and sold from time to time in one or more offerings with prices and other terms to be determined. This prospectus provides you with a general description of the securities. Each time securities are offered pursuant to this prospectus, you will be provided with this prospectus and a prospectus supplement containing specific information about the securities being offered and the terms of that offering. The prospectus supplement may also add, update, or change information contained or incorporated by reference in this prospectus. If there is any inconsistency between this prospectus and any applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus, any applicable prospectus supplement and any related pricing supplement and free writing prospectus, together with the additional information incorporated by reference into this prospectus as described under the heading “Incorporation by Reference” before investing in the securities.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus prepared by or on behalf of the offerors of any securities or to which the offerors of any securities have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any free writing prospectus is accurate as of any date other than their respective dates.

KANSAS CITY SOUTHERN

Kansas City Southern is a holding company with domestic and international rail operations in North America that are strategically focused on the growing north/south freight corridor connecting key commercial and industrial markets in the central United States with major industrial cities in Mexico. KCS’s primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. KCS’s international holdings include Kansas City Southern de México, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’s North American rail holdings and strategic alliances are primary components of a North American Free Trade Agreement, or NAFTA, railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

KCS’s principal executive offices are located at 427 West 12th Street, Kansas City, Missouri 64105, and its telephone number is (816) 983-1303.

THE KANSAS CITY SOUTHERN RAILWAY COMPANY

Founded in 1887, The Kansas City Southern Railway Company, a subsidiary of KCS, is a U.S. Class I railroad. KCSR serves a ten-state region in the midwest and southeast regions of the United States and has the shortest north/south rail route between Kansas City, Missouri and several key ports along the Gulf of Mexico in Alabama, Louisiana, Mississippi and Texas.

KCSR’s principal executive offices are located at 427 West 12th Street, Kansas City, Missouri 64105, and its telephone number is (816) 983-1303.

RISK FACTORS

An investment in securities offered hereby involves risks. You should carefully consider the risk factors contained in Item 1A of KCS’s most recent Annual Report on Form 10-K and other subsequent filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, each of which is incorporated by reference, and those risk factors that may be included or incorporated by reference under the caption “Risk Factors” in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement or any free writing prospectus, before making an investment decision. These risks could materially affect our business, results of operations or financial condition and cause the value of the securities offered hereby to decline. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

All statements included or incorporated by reference into this prospectus, other than statements of historical fact, that address activities, events or developments that we believe or anticipate will or may occur in the future are “forward-looking statements.” These statements represent our reasonable judgment of the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the use of words such as “anticipate,” “estimate,” “project,” “forecast,” “plan,” “may,” “will,” “should,” “expect” and other words of similar meaning.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

USE OF PROCEEDS

The use of proceeds from a sale of securities will be described in the prospectus supplement related to the sale of those securities.

RATIO OF EARNINGS TO FIXED CHARGES

AND COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table sets forth, for the periods indicated, our ratio of earnings to fixed charges and our ratio of combined fixed charges and preference dividends to earnings.

	Years Ended December 31,					Nine Months Ended September 30,
	2013	2012	2011	2010	2009	2014	2013
Ratio of earnings to fixed charges(1)	5.6	5.5	3.7	2.4	1.4	8.3	5.1
Ratio of earnings to combined fixed charges and preference dividends(1)(2)	5.6	5.5	3.6	2.2	1.3	8.2	5.1

(1)	For purposes of computing the ratio of earnings to fixed charges, “earnings” represent pretax income from continuing operations, excluding equity in earnings of unconsolidated affiliates, plus interest expense, portion of rents representative of an appropriate interest factor and distributed income of equity investments. “Fixed charges” consist of interest expense, capitalized interest and the portion of rents representative of an appropriate interest factor.
(2)	For the purpose of computing the ratio of earnings to combined fixed charges and preferred stock dividends, earnings is divided by the sum of fixed charges and preferred stock dividends.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

Unless otherwise indicated in a prospectus supplement, this section describes the terms of KCS’s common stock and preferred stock. The description of common stock and preferred stock set forth below is not complete and is qualified by reference to KCS’s Amended and Restated Certificate of Incorporation and Bylaws. Copies of KCS’s Amended and Restated Certificate of Incorporation and Bylaws are available from upon request and have also been filed with the SEC. See “Where You Can Find More Information.”

Authorized Capital Stock

Under KCS’s Amended and Restated Certificate of Incorporation, it is authorized to issue (i) 400,000,000 shares of common stock, par value $0.01 per share, (ii) 840,000 shares of 4% Noncumulative, Preferred Stock, par value $25.00 per share (“4% Preferred Stock”), and (iii) 2,000,000 shares of New Series Preferred Stock, par value $1.00 per share (“New Series Preferred Stock”). As of September 30, 2014, 110,360,558 shares of common stock were issued and outstanding and 242,170 shares of 4% Preferred Stock were issued and outstanding. KCS’s common stock and 4% Preferred Stock are listed on the New York Stock Exchange.

Common Stock

Holders of KCS’s common stock are entitled to receive dividends when, as and if declared by its Board of Directors out of funds legally available for the payment of dividends, provided that, if any shares of 4% Preferred Stock or New Series Preferred Stock are outstanding, no dividends or other distributions may be made with respect to the common stock unless full required dividends on the shares of 4% Preferred Stock and New Series Preferred Stock have been paid, including accumulated dividends in the case of any series of New Series Preferred Stock designated to receive cumulative dividends. The agreements governing KCS’s indebtedness may impose certain limitations on KCS’s ability to pay cash dividends on its common stock.

Holders of KCS’s common stock are entitled to one vote per share multiplied by the number of directors to be elected in an election of directors, which may be cast cumulatively, and to one vote per share on any other matter, voting as a single class. In the event of the voluntary or involuntary dissolution, liquidation or winding up of KCS, holders of KCS’s common stock are entitled to receive pro rata, after satisfaction in full of the prior rights of creditors (including holders of its indebtedness) and holders of any 4% Preferred Stock and New Series Preferred Stock, all of KCS’s remaining assets available for distribution. The issuance of additional shares of 4% Preferred Stock or New Series Preferred Stock may result in a dilution in the voting power and relative equity interests of the holders of KCS’s common stock and would subject the common stock to the prior dividend and liquidation rights of the additional 4% Preferred Stock and New Series Preferred Stock issued. KCS’s common stock is not redeemable and has no preemptive rights.

Preferred Stock

4% Noncumulative, Preferred Stock. Holders of KCS’s 4% Noncumulative, Preferred Stock are entitled to receive dividends up to but not exceeding the rate of 4% per annum, before any dividends are declared or paid to common stock or New Series Preferred Stock for the same period. Such dividends are not cumulative, and the Holders of the 4% Noncumulative, Preferred Stock are not entitled to receive any other earnings or profits. In case of liquidation or dissolution of KCS, the holders of 4% Noncumulative, Preferred Stock are entitled to receive payment up to the amount of the par value before any payment or liquidation is made upon the common stock or New Series Preferred Stock.

New Series Preferred Stock. KCS’s Board of Directors is authorized to issue up to 2,000,000 shares of New Series Preferred Stock in one or more series and to fix and determine the number of shares of preferred stock of any series, to determine the designation of any such series, to increase or decrease the number of shares of any such series subsequent to the issue of shares of that series, and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any such series. As described above, there are currently no shares of New Series Preferred Stock outstanding.

Prior to the issuance of shares of each series of New Series Preferred Stock, KCS’s Board of Directors is required to adopt resolutions and file a certificate of determination with the Secretary of State of the State of Delaware. The certificate of determination will fix for each series the designation and number of shares and the rights, preferences, privileges and restrictions of the shares including, but not limited to, the following:

•	the title and stated value;

•	voting rights, if any;

•	any rights and terms of redemption (including sinking fund provisions);

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation;

•	whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of KCS’s affairs;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into KCS’s common stock, including the conversion price (or manner of calculation) and conversion period;

•	the provision for redemption, if applicable;

•	the provisions for a sinking fund, if any;

•	liquidation preferences;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of KCS’s affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

All shares of preferred stock will, when issued, be fully paid and nonassessable and will not have any preemptive or similar rights.

In addition to the terms listed above, KCS will set forth in a prospectus supplement the following terms relating to the class or series of preferred stock being offered:

•	the number of shares offered, the liquidation preference per share and the offering price;

•	the procedures for any auction and remarketing, if any;

•	any listing of the preferred stock on any securities exchange; and

•	a discussion of any material and/or special United States federal income tax considerations.

Until KCS’s Board of Directors determines the rights of the holders of a series of preferred stock, KCS cannot predict the effect of the issuance of any shares of preferred stock upon the rights of holders of its common stock. However, the effect could include one or more of the following:

•	restricting dividends on KCS’s common stock;

•	diluting the voting power of KCS’s common stock;

•	impairing the liquidation rights of KCS’s common stock; or

•	delaying or preventing a change in control of KCS’s without further action by its shareholders.

If issued, the preferred stock would rank, with respect to dividends and upon KCS’s liquidation, dissolution or winding up:

•	senior to all classes or series of KCS’s common stock and to all of its equity securities ranking junior to the preferred stock;

•	on a parity with all of KCS’s equity securities the terms of which specifically provide that the equity securities rank on a parity with the preferred stock; and

•	junior to all of KCS’s equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

Certain Anti-takeover Effects

General. Certain provisions of KCS’s Amended and Restated Certificate of Incorporation and Bylaws and the Delaware General Corporation Law, or DGCL, could make it more difficult to consummate an acquisition of control of KCS by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by its Board of Directors. The provisions described below may reduce KCS’s vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of its assets or an unsolicited takeover attempt which is unfair to its stockholders. The summary of the provisions set forth below does not purport to be complete and is qualified in its entirety by reference to KCS’s Amended and Restated Certificate of Incorporation and Bylaws and the DGCL.

Business Combinations. Section 203 of the DGCL restricts a wide range of transactions (“business combinations”) between a corporation and an interested stockholder. An “interested stockholder” is, generally, any person who beneficially owns, directly or indirectly, 15% or more of the corporation’s outstanding voting stock. Business combinations are broadly defined to include (i) mergers or consolidations with, (ii) sales or other dispositions of more than 10% of the corporation’s assets to, (iii) certain transactions resulting in the issuance or transfer of any stock of the corporation or any subsidiary to, (iv) certain transactions resulting in an increase in the proportionate share of stock of the corporation or any subsidiary owned by, or (v) receipt of the benefit (other than proportionately as a stockholder) of any loans, advances or other financial benefits by, an interested stockholder. Section 203 provides that an interested stockholder may not engage in a business combination with the corporation for a period of three years from the time of becoming an interested stockholder unless (a) the Board of Directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder prior to the time that person became an interested stockholder; (b) upon consummation of the transaction which resulted in the person becoming an interested stockholder, that person owned at least 85% of the corporation’s voting stock (excluding, for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, shares owned by persons who are directors and also officers and shares owned by certain employee stock plans); or (c) the business combination is approved by the Board of Directors and authorized by the affirmative vote of at least 66  2⁄3% of the outstanding voting stock not owned by the interested stockholder. The restrictions on business combinations with interested stockholders contained in Section 203 of the DGCL do not apply to a corporation whose certificate of incorporation or bylaws contains a provision expressly electing not to be governed by the statute; however, neither KCS’s Amended and Restated Certificate of Incorporation nor its Bylaws contains a provision electing to “opt-out” of Section 203.

Special Meetings. Pursuant to the DGCL, a special meeting of stockholders may be called by the Board of Directors or by any other person authorized to do so in the charter or the bylaws. KCS’s Amended and Restated Certificate of Incorporation and Bylaws provides that special meetings of stockholders may only be called by its Board of Directors, the Chairman of its Board of Directors, its Chief Executive Officer, and, subject to compliance with applicable Bylaw provisions, holders of at least 25% of its outstanding common stock.

Additional Authorized Shares of Capital Stock. The additional shares of authorized common stock and preferred stock available for issuance under KCS’s Amended and Restated Certificate of Incorporation could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control.

Advance Notice Requirements. KCS’s Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or other business to be brought before meetings of its stockholders. These procedures provide that notice of stockholder proposals of these kinds must be timely given in writing to KCS’s Secretary before the meeting at which the action is to be taken. Generally, to be timely, notice of stockholder proposals must be received at KCS’s principal executive offices not less than 60 nor more than 90 days before the one year anniversary of the previous annual meeting. The notice must contain certain information specified in the Bylaws.

No Written Consent of Stockholders. KCS’s Amended and Restated Certificate of Incorporation requires all stockholder actions to be taken by a vote of the stockholders at an annual or special meeting, and does not permit its stockholders to act by written consent without a meeting.

DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEES

The following is a general description of the debt securities that may be issued from time to time under this prospectus and the related guarantees. The particular terms relating to each will be set forth in a prospectus supplement.

In this section, the term “issuer” means either KCS or KCSR, depending on which registrant is the issuer of the debt securities being offered, and the term “issuers” is a collective reference to KCS and KCSR. Debt securities of KCS may have the benefit of guarantees (each, a “Guarantee”) by one or more of its subsidiaries (each, a “Guarantor”). Debt securities of KCSR may be guaranteed by KCS and one or more of its subsidiaries.

The debt securities will be issued under one or more indentures and/or supplemental indentures entered into among the issuer, any Guarantors and a trustee. The following summary of selected provisions of the indenture, the terms of the debt securities, and the Guarantees is not complete. You should review the form of indenture, which is filed with the registration statement of which this prospectus is a part, any applicable supplemental indenture and any applicable prospectus supplement. The following summary is qualified in its entirety by reference to the form of indenture.

General

The indenture does not limit the aggregate principal amount of debt securities that may be issued and provides that debt securities may be issued from time to time in one or more series pursuant to a supplemental indenture.

Terms

The indenture provides for the issuance of debt securities in one or more series. The prospectus supplement applicable to each series of debt securities will specify, among other things, some or all of the following:

•	the title of such debt securities;

•	any limit on the aggregate principal amount;

•	the date or dates on which the principal of such debt securities is payable, including the maturity date, or the method or means by which those dates will be determined, and the issuer’s right, if any, to extend those dates and the duration of any such extension;

•	the rate or rates at which such debt securities shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, the regular record date for the interest payable on any interest payment date, and the issuer’s right, if any, to extend the interest payment periods and the duration of any such extension;

•	the place or places where the principal of (and premium, if any) and interest, if any, on such debt securities shall be payable, the methods by which registration of transfer of debt securities and exchanges of debt securities may be effected, and by which notices and demands to or upon the issuer in respect of such debt securities may be made, given, furnished, filed or served;

•	the period or periods within which, or date or dates on which, the price or prices at which and the terms and conditions on which the debt securities may be redeemed, in whole or in part, at the issuer’s option;

•	the obligation, if any, to redeem, purchase or repay such debt securities pursuant to any sinking fund or analogous provisions or at the option of the holder and the terms and conditions upon which the debt securities will be so redeemed, purchased or repaid;

•	the denominations in which such debt securities shall be issuable;

•	the currency or currencies in which the principal, premium, if any, and interest on the debt securities will be payable if other than U.S. dollars and the method for determining the equivalent amount in U.S. dollars;

•	any deletions from, modifications of or additions to the events of default or covenants of the issuer as provided in the indenture pertaining to the debt securities;

•	whether such debt securities shall be issued in whole or in part in the form of a global security and, if so, the name of the depositary for any global securities;

•	whether the debt securities will be guaranteed, by which Guarantors and a description of the Guarantees; and

•	any other terms of such debt securities.

The terms of the debt securities of any series may differ from the terms of the debt securities of any other series, and the terms of particular debt securities within any series may differ from each other. Unless otherwise expressly provided in the prospectus supplement relating to any series of debt securities, the applicable issuer may, without the consent of the holders of the debt securities of any series, reopen an existing series of debt securities and issue additional debt securities of that series.

Paying Agent and Registrar

Unless otherwise indicated in the applicable prospectus supplement, the issuer will pay the principal of, premium, if any, and interest on the debt securities at any office of the issuer or any agency designated by the issuer. The issuer reserves the right to pay interest to holders by check mailed directly to holders at their registered addresses.

Holders may exchange or transfer their debt securities at the designated location. No service charge will be made for any registration of transfer or exchange of debt securities. The issuer, however, may require holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

Ranking

The debt securities will be unsecured senior indebtedness of the issuer, will rank equally in right of payment with all existing and future senior indebtedness of the issuer and will be senior in right of payment to all subordinated obligations of the issuer. The debt securities also will be effectively subordinated to all secured indebtedness of the issuer to the extent of the value of the assets securing such secured indebtedness.

The Guarantees will be unsecured senior indebtedness of the applicable Guarantor, will rank equally in right of payment with all existing and future senior indebtedness of such Guarantor and will be senior in right of payment to all subordinated obligations of such Guarantor. The Guarantees also will be effectively subordinated to all secured indebtedness of the applicable Guarantor to the extent of the value of the assets securing such Guarantee.

Certain Covenants

Unless the applicable prospectus supplement specifies otherwise, the debt securities will be subject to the restrictive covenants described below. Any additional restrictive covenants applicable to a particular series of debt securities will be described in the applicable prospectus supplement. Under the indenture, the issuer will agree to:

•	pay the principal, interest, and any premium on the debt securities when due;

•	maintain a place of payment; and

•	deliver a report to the trustee at the end of each fiscal year reviewing its obligations under the indenture.

Merger and Consolidation

Unless otherwise indicated in the applicable prospectus supplement, neither the issuer nor any Guarantor will consolidate with, merge with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all its property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, any person or permit any person to merge with or into the issuer or such Guarantor unless:

(1)	the issuer or such Guarantor shall be the continuing person, or the person (if other than the issuer or such Guarantor) formed by such consolidation or into which the issuer or such Guarantor is merged or that acquired or leased such property and its assets shall be a corporation organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia (or in the case of a Guarantor, a corporation, partnership, limited liability company or similar entity organized and validly existing under the laws of the jurisdiction under which such Guarantor was organized) and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all of the obligations of the issuer or such Guarantor under the debt securities, the Guarantee and the indenture, as applicable; provided that this clause (1) shall not apply with respect to a Guarantor whose Guarantee is released in accordance with the indenture;

(2)	immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing; and

(3)	the trustee shall have received an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other deposition and such supplemental indenture comply with the indenture.

Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the property and assets of the issuer or any Guarantor in accordance with the indenture, the successor person formed by such consolidation or into which the issuer or any Guarantor is merged or to which such sale, assignment, conveyance, transfer, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the issuer or such Guarantor under the indenture with the same effect as if such successor person had been named as the issuer or such Guarantor herein; provided, however, that the predecessor shall not be relieved from the obligation to pay the principal, premium, if any, or interest on the debt securities except in the case of a sale of all of the predecessor’s assets in a transaction that is subject to the prior paragraph.

Redemption and Repurchase

The debt securities of any series may be redeemable at the option of the issuer, as applicable, or may be subject to mandatory redemption by the issuer, as applicable. In addition, the debt securities of any series may be subject to repurchase or repayment by the issuer, as applicable, at the option of the holders. The applicable prospectus supplement will describe the terms, the time and the prices regarding any optional or mandatory redemption, or any repurchase or repayment at the option of the holders of any series of debt securities.

Defaults

Each of the following is an Event of Default with respect to debt securities of a series:

(1)	default in the payment of interest on any debt securities of such series when due and such default continues for a period of 30 days;

(2)	default in the payment of principal of (or premium, if any, on) any debt securities of such series when due at maturity, upon acceleration, redemption or otherwise;

(3)	default in the performance of any covenant of the issuer or a Guarantor in the indenture (other than a default specified in clause (1) or (2) above), and such default continues for a period of 90 days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the debt securities of such series;

(4)	certain events of bankruptcy, insolvency or reorganization with respect to the issuer or a Guarantor;

(5)	any Guarantee ceases to be in full force and effect (except as contemplated by the terms of the indenture) or any Guarantor or person acting by or on behalf of such Guarantor denies or disaffirms such Guarantor’s obligations under the indenture or any Guarantee and such default continues for 10 days after receipt of the notice specified in the indenture; or

(6)	any other Event of Default established for the debt securities of such series.

If an Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the debt securities of such series then outstanding may declare the outstanding debt securities of such series to be due and payable immediately. Under certain circumstances, the holders of a majority in principal amount of the outstanding debt securities of such series may rescind any such acceleration with respect to such debt securities and its consequences.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding debt securities of a series will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

Amendments, Supplements and Waivers

Subject to certain exceptions, the indenture or the debt securities of a series may be amended with the written consent of the holders of a majority in principal amount of the debt securities of such series then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the debt securities of such series then outstanding. However, without the consent of each holder of an outstanding debt securities affected, no amendment or supplement may, among other things:

(1)	change the stated maturity of the principal of, or any installment of interest on, any debt security;

(2)	reduce the principal amount of, or premium, if any, or interest on, any debt security;

(3)	change the place or currency of payment of principal of, or premium, if any, or interest on, any debt security;

(4)	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

(5)	reduce the percentage or principal amount of outstanding debt securities of any series the consent of whose holders is necessary to modify or amend the Indenture or waive compliance with certain provisions of the indenture or waive certain defaults;

(6)	waive a default in the payment of principal of, premium, if any, or interest on, the debt securities; or

(7)	release any Guarantor from any of its obligations under its Guarantee or the indenture, except as set forth in the indenture.

Without the consent of any holder, the issuer, the Guarantors and the trustee may amend or supplement the indenture, any debt security and any Guarantee thereof to:

(1)	cure any ambiguity, omission, mistake, defect or inconsistency;

(2)	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

(3)	provide for the assumption by a successor corporation of the obligations of the issuer or a Guarantor under the indenture;

(4)	make any change that would provide any additional rights or benefits to the holders of such debt securities or that does not adversely affect the legal rights under the indenture of any such holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the TIA;

(6)	conform the text of the indenture, the debt securities or the Guarantees to any provision of the description of such debt securities and Guarantees set forth in this prospectus or in any prospectus supplement to the extent that such provision herein or therein was intended to be a verbatim recitation of a provision thereof;

(7)	to add a Guarantor or release any Guarantor from its Guarantee if such release is in accordance with the terms of the indenture; and

(8)	provide for the issuance of additional debt securities in accordance with the limitations set forth in the indenture.

Transfer and Exchange

A holder will be able to transfer or exchange debt securities. Upon any transfer or exchange, the registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the issuer may require a holder to pay any taxes required by law or permitted by the indenture. The issuer will not be required to transfer or exchange any debt security selected for redemption or to transfer or exchange any debt securities for a specified period prior to the mailing of a notice of redemption of debt securities. The debt security will be issued in registered form and the holder will be treated as the owner of such debt security for all purposes.

Guarantees

The debt securities of any series of an issuer may be guaranteed by one or more of its subsidiaries and, in the case of KCSR, the debt securities may also be guaranteed by KCS. The Guarantors of any series of guaranteed debt securities may differ from the Guarantors of any other series of guaranteed debt securities. In the event an issuer issues a series of guaranteed debt securities, the specific Guarantors of the debt securities of that series will be identified in the applicable prospectus supplement.

Terms of the guarantees of any debt securities will be set forth in the applicable prospectus supplement. Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, each Guarantor of the debt securities of such series will unconditionally guarantee the due and punctual payment of the principal of, and premium, if any, and interest, if any, on and any other amounts payable with respect to, each debt security of such series and the due and punctual performance of all of the applicable issuer’s other obligations under the applicable indenture with respect to the debt securities of such series, all in accordance with the terms of such debt securities and the applicable indenture.

The applicable prospectus supplement relating to any series of guaranteed debt securities will specify other terms of the applicable Guarantees, which may include provisions that allow a Guarantor to be released from its obligations under its Guarantee under specified circumstances or that provide for one or more Guarantees to be secured by specified collateral.

Defeasance

The issuer may at any time terminate all of its obligations under the debt securities and the indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the debt securities, to replace mutilated, destroyed, lost or stolen debt securities and to maintain a registrar and paying agent in respect of the debt securities. In addition, the issuer may at any time, subject to certain conditions, terminate its obligations under specified covenants.

The issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the issuer exercises its legal defeasance option, payment of the debt securities may not be accelerated because of an Event of Default with respect thereto. If the issuer exercises its covenant defeasance option, payment may not be accelerated because of certain specified Events of Default.

In order to exercise either defeasance option, the issuer must irrevocably deposit in trust (the “defeasance trust”) with the trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the principal of, premium (if any) and interest on, the debt securities to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders thereof will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry; Delivery and Form

The debt securities initially may be represented by one or more debt securities in registered, global form without interest coupons. So long as the Depository Trust Company (“DTC”) or its nominee is the registered owner of the certificates representing the debt securities, DTC or its nominee, as the case may be, will be the sole holder of the debt securities represented thereby for all purposes under the indenture. Unless otherwise provided, the beneficial owners of the debt securities will not be entitled to receive physical delivery of certificated debt securities and will not be considered the holders thereof for any purpose under the indenture, and the certificates representing the debt securities shall not be exchangeable or transferable. Accordingly, each person owning a beneficial interest in the debt securities must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder under the indenture. The laws of some jurisdictions require that certain purchases of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interest in the certificates representing the debt securities.

DESCRIPTION OF WARRANTS

This section describes the general terms of the warrants that KCS may offer and sell under this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each warrant. The accompanying prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

General

KCS may issue warrants to purchase debt securities, preferred stock or common stock. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between KCS and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants being offered. The warrant agent will act solely as KCS’s agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of the warrants.

Debt Warrants

KCS may issue warrants for the purchase of its debt securities. As explained below, each debt warrant will entitle its holder to purchase debt securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Debt warrants may be issued separately or together with debt securities.

The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the debt warrants;

•	the initial offering price;

•	the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the title and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;

•	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

•	if applicable, the minimum or maximum number of warrants that may be exercised at any one time;

•	the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

•	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

•	whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form and, if registered, where they may be transferred and registered;

•	antidilution provisions of the debt warrants, if any;

•	redemption or call provisions, if any, applicable to the debt warrants; and

•	any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal, premium, if any, or interest, if any, on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the applicable indenture.

Equity Warrants

KCS may issue warrants for the purchase of its equity securities. As explained below, each equity warrant will entitle its holder to purchase equity securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Equity warrants may be issued separately or together with equity securities.

The particular terms of each issue of equity warrants, the equity warrant agreement relating to the equity warrants and the equity warrant certificates representing equity warrants will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the equity warrants;

•	the initial offering price;

•	the aggregate number of equity warrants and the aggregate number of shares of the equity security purchasable upon exercise of the equity warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, the designation and terms of the equity securities with which the equity warrants are issued, and the number of equity warrants issued with each equity security;

•	the date, if any, on and after which the equity warrants and the related equity security will be separately transferable;

•	if applicable, the minimum or maximum number of the warrants that may be exercised at any one time;

•	the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

•	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the equity warrants;

•	antidilution provisions of the equity warrants, if any;

•	redemption or call provisions, if any, applicable to the equity warrants; and

•	any additional terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matter, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the equity warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

This section describes the general terms of the stock purchase contracts and stock purchase units that KCS may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each stock purchase contract and stock purchase unit. The accompanying prospectus supplement may add, update or change the terms and conditions of the stock purchase contracts and stock purchase units as described in this prospectus.

KCS may issue stock purchase contracts, representing contracts obligating holders to purchase from or sell to KCS, and obligating KCS to sell to or purchase from the holders, a specified number of shares of KCS’s common stock or preferred stock at a future date or dates, or a variable number of shares of KCS’s common stock or preferred stock for a stated amount of consideration. The price per share and the number of shares of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any such formula may include antidilution provisions to adjust the number of shares of common stock or preferred stock issuable pursuant to the stock purchase contracts upon certain events.

The stock purchase contracts may be issued separately or as a part of stock purchase units consisting of a stock purchase contract and, as security for the holder’s obligations to purchase or sell the shares under the stock purchase contracts, either debt securities or debt obligations of third parties, including U.S. Treasury securities.

The stock purchase contracts may require KCS to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances KCS may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

A prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units being offered. Material U.S. federal income tax considerations applicable to the stock purchase contracts and stock purchase units will also be discussed in the applicable prospectus supplement. If KCS issues any stock purchase contracts or stock purchase units, it will file or incorporate the form of stock purchase contract or stock purchase unit as exhibits to the registration statement, and you should read these documents for provisions that may be important to you.

PLAN OF DISTRIBUTION

The securities offered hereby from time to time may be sold (a) through underwriters or dealers; (b) through agents; (c) directly to one or more purchasers or other persons or entities; (d) through a combination of these methods of sale; or (e) through other means. The specific plan of distribution, including any underwriters, dealers, agents or other purchasers, persons or entities and any applicable compensation will be identified in any related amendment to the registration statement of which this prospectus is a part, any related prospectus supplement, or any documents incorporated by reference or deemed incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by White & Case LLP, New York, New York, as to New York law and the General Corporation Law of the State of Delaware. Certain matters of Illinois and Missouri law will be passed on for us by Husch Blackwell, LLP, Kansas City, Missouri. If legal matters in connection with any offering in respect of which this prospectus is being delivered are passed upon by other counsel for the offeror or the underwriters of such offering, that counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The consolidated financial statements of Kansas City Southern as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

KCS files annual, quarterly and current reports and other information with the SEC. You may read and copy such material at the Public Reference Room maintained by the SEC at 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also find KCS’s SEC filings at the SEC’s website at www.sec.gov and on its website at www.KCSouthern.com. Information contained on KCS’s website is not part of this prospectus.

You may also obtain any of the filings incorporated by reference into this prospectus from KCS without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in such filing, by requesting a copy in writing, or by telephoning, the office of the Corporate Secretary, Kansas City Southern, P.O. Box 219335, Kansas City, Missouri 64121-9335, telephone number (816) 983-1303.

INCORPORATION BY REFERENCE

The SEC allows incorporation by reference of information KCS files with them, which means that important information can be disclosed to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The documents listed below are incorporated by reference into this prospectus:

•	KCS’s Annual Report on Form 10-K for the year ended December 31, 2013;

•	KCS’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014;

•	the information responsive to Part III of Form 10-K for the year ended December 31, 2013 provided in KCS’s Definitive Proxy Statement filed on March 31, 2014;

•	KCS’s Current Reports on Form 8-K filed on February 26, 2014, March 6, 2014, May 5, 2014, July 3, 2014, September 30, 2014 and October 24, 2014; and

•	all documents KCS files pursuant to Section 13(a), 13(v), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement.

Any reports filed by us with the SEC on or after the date of this prospectus and before the date that the offering of any securities by means of this prospectus and an accompanying prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained or incorporated by reference into this prospectus. Notwithstanding the above, we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules. To obtain copies of these filings, see “Where You Can Find More Information.”